Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO

INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Investor Rights Agreement (as defined below) is made and entered into as of September 5, 2017 by and between Dynegy Inc., a Delaware corporation (“Dynegy”), and Terawatt Holdings, LP, a Delaware limited partnership (“Purchaser”).

RECITALS

WHEREAS, Dynegy and Purchaser entered into that certain Investor Rights Agreement, dated February 7, 2017 (the “Investor Rights Agreement”);

WHEREAS, Volt Parent LP (“Volt Parent”) and Volt Merger Sub, Inc., affiliates of Purchaser, have entered into an Agreement and Plan of Merger (the “Calpine Merger Agreement”) with Calpine Corporation (“Calpine”), dated August 17, 2017, pursuant to which such affiliates have agreed to acquire Calpine (the “Calpine Merger”); and

WHEREAS, in connection with the Calpine Merger Agreement, Volt Parent has agreed to take certain actions with respect to its ownership and voting of the Common Stock (as defined in the Investor Rights Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Purchaser and Dynegy agree that, notwithstanding anything to the contrary contained in Section 11 of the Investor Rights Agreement, Purchaser and any Controlled Affiliates from and after the closing of the Calpine Merger (for so long as Purchaser and such Controlled Affiliates own any shares of Common Stock in excess of 9.99% of the then-outstanding Common Stock): (a) shall not vote any shares of Common Stock Beneficially Owned by Purchaser or such Controlled Affiliates in excess of 9.99% of the then-outstanding Common Stock at any annual or special meeting (or adjournment thereof) of the Stockholders or in any written consent of the Stockholders (collectively, a “Stockholder Vote”); provided, however, that if requested by Dynegy, Purchaser shall cause such shares to be present at any such meeting for purposes of establishing a quorum; and (b) shall vote any shares of Common Stock Beneficially Owned by Purchaser or such Controlled Affiliates up to and including 9.99% of the then-outstanding Common Stock in proportion to the vote of all Stockholders (other than Purchaser and any Controlled Affiliates) on any such matters subject to a Stockholder Vote.

2.             Purchaser and Dynegy agree that, effective as of the closing of the Calpine Merger, Section 9 of the IRA shall be amended such that Purchaser shall no longer have the right to nominate an individual for election to Dynegy’s board of directors (and any director so serving on Dynegy’s board of directors at such time would resign from the board of directors).  Notwithstanding the foregoing, Purchaser and Dynegy agree that Purchaser shall cause any director nominated by Purchaser to resign from Dynegy’s board of the directors at any time prior to the closing of the Calpine Merger if so requested by Dynegy; provided, however, that if the Calpine Merger Agreement is terminated and the closing of the Calpine Merger does not occur, Purchaser shall be entitled from and after the date of such termination to renominate an individual for election to Dynegy’s board of directors in accordance with Section 9(a) of the IRA.

3.             Purchaser and its Controlled Affiliates shall be entitled to enter into any required agreements with Calpine and make any required commitments to governmental authorities to give effect to Sections 1 and 2 hereof.

4.             Except as modified hereby, all of the terms and conditions of the Investor Rights Agreement remain in full force and effect and are hereby reaffirmed, ratified and approved.  This Amendment, together with the Investor Rights Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Amendment shall affect, or be used to interpret, change or restrict, the express terms and conditions of this Amendment.  Hereafter references to the Investor Rights Agreement in any document or other agreement shall be deemed to constitute references to the Investor Rights Agreement as amended by this Amendment.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Execution and delivery of this Amendment may be made and evidenced by facsimile transmission.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on the day and year first written above.

DYNEGY INC.

By:	/s/ Catherine James
Name: Catherine James
Title: Executive Vice President, General Counsel and Chief Compliance Officer

TERAWATT HOLDINGS, LP

By: Terawatt Holdings GP, LLC
Its: General Partner

By:	/s/ Tyler Reeder
Name: Tyler Reeder
Title: President

By:	/s/ Andrew D. Singer
Name: Andrew D. Singer
Title: Secretary and General Counsel